Exhibit 10.30.1

EXECUTION COPY

AMENDMENT TO

HAWKER BEECHCRAFT, INC

NONQUALIFIED STOCK OPTION AGREEMENTS

2007 Forms of Agreement

WHEREAS, Hawker Beechcraft, Inc. (the “Company”) is party to certain (i) Performance-Vesting Type A Option Agreements, (the “Type A Agreements”) the form of which is attached hereto as Exhibit A and (ii ) Performance-Vesting Type B Option Agreements (the “Type B Agreements”), the form of which is attached hereto as Exhibit B pursuant to which certain employees (the “Option Holders”) of Hawker Beechcraft Corporation (“HBC”) were granted options (“Options”) to purchase shares of common stock, par value $.01, of the Company pursuant to the 2007 Stock Option Plan (the “Plan”). Capitalized terms not otherwise defined herein shall have the meaning given thereto in the Plan; and

WHEREAS, Committee desires to enhance the ability of Option Holders who hold unvested Options granted prior to March 5, 2010 pursuant to either or both of Type A Agreement or Type B Agreement to realize value from such stock options.

NOW, THEREFORE, effective March 26, 2010:

1.	Section 2(f) of each of the Type A Agreements is hereby amended by (i) deleting the phrase “30% Internal Rate of Return” and replacing it with the phrase “a cash on cash return of at least one hundred and fifty percent (150%)” and (ii) adding the following sentences to the end of such Section 2(f):

For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of this Section 2(f), return shall include all amounts included in the determination of Internal Rate of Return, except that the term Company Group Securities shall be substituted for the term “equity” as used in the definition of Internal Rate of Return.

2.	Section 2(f) of each of the Type B Agreements is hereby amended by (i) deleting the phrase “25% Internal Rate of Return” and replacing it with the phrase “a cash on cash return of at least two hundred percent (200%)” and (ii) adding the following sentences to the end of such Section 2(f):

For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of this Section 2(f), return shall include all amounts included in the determination of Internal Rate of Return, except that the term Company Group Securities shall be substituted for the term “equity” as used in the definition of Internal Rate of Return.

3.	Confirmation of Stock Option Agreement. In all other respects the Stock Option Agreement shall remain in effect and is hereby confirmed by the Company.